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                                                                    Exhibit (m)

                       BARCLAYS FOUNDRY INVESTMENT TRUST

                               DISTRIBUTION PLAN
                                      FOR
                         EACH LIFEPATH INDEX PORTFOLIO

   Section 1. If and to the extent any portion of the fees paid by any of the LifePath Index Portfolios of Barclays Foundry Investment Trust (the "Trust") under its Investment Management Agreement with Barclays Global Fund Advisors is considered an indirect payment to finance activities or services that are primarily intended to result in the sale of shares in such LifePath Index Portfolio, such fees are deemed approved and may be paid pursuant to this Distribution Plan and in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The portion of such fees that is deemed approved pursuant to this Distribution Plan shall not exceed 0.20% of the average daily net assets of such LifePath Index Portfolio on an annual basis.

   Section 2. Any person authorized to direct the disposition of monies paid or payable pursuant to this Distribution Plan or any related agreement shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. All expenses incurred by a LifePath Index Portfolio in connection with this Distribution Plan shall be borne entirely by the holders of the shares of the particular LifePath Index Portfolio involved. If more than one LifePath Index Portfolio is involved and these expenses are not directly attributable to shares of a particular LifePath Index Portfolio, then the expenses may be allocated between or among the shares of the LifePath Index Portfolios in a fair and equitable manner.

   Section 3. This Distribution Plan will become effective immediately, as to any LifePath Index Portfolio, upon its approval by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Distribution Plan or in any agreements entered into in connection with this Distribution Plan (the "Independent Trustees"), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Distribution Plan. Notwithstanding the foregoing, this Distribution Plan shall also require the approval by a vote of at least a majority of the outstanding shares of such LifePath Index Portfolio, if the Distribution Plan is initially approved by the Board of Trustees after any public offering of such LifePath Index Portfolio's shares or the sale of such shares to persons who are not affiliated persons of the Trust, affiliated persons of such persons, promoters of the Trust, or affiliated persons of such promoters.

   Section 4. This Distribution Plan shall continue in effect for so long as its continuance is specifically approved at least annually by a majority of the Board of Trustees, including a majority of the Independent Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of this Distribution Plan.

   Section 5. This Distribution Plan may be amended at any time by the Trust's Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent by a

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LifePath Index Portfolio for distribution pursuant to this Distribution Plan shall be effective only upon approval by a vote of a majority of the outstanding shares of such LifePath Index Portfolio, and (b) any material amendments of the terms of this Distribution Plan shall become effective only upon approval by a majority of the Board of Trustees, including a majority of the Independent Trustees, pursuant to a vote cast in person at a meeting called for the purpose of voting on the amendment of this Distribution Plan.

   Section 6. This Distribution Plan is terminable, as to a LifePath Index Portfolio's shares, without penalty at any time by (a) a vote of a majority of the Independent Trustees, or (b) a vote of a majority of the outstanding shares of such LifePath Index Portfolio.

   Section 7. The Trust will preserve copies of this Distribution Plan, any written reports regarding this Distribution Plan presented to the Board of Trustees, and any agreements related to this Distribution Plan for a period of not less than six years.

Approved by the Board of Trustees of Barclays Foundry Investment Trust on August 15-16, 2007.